As filed with the Securities and Exchange Commission on May 31, 2005.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ADVANCED NEUROMODULATION SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-1646002

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6901 Preston Road
Plano, Texas 75024
(972) 309-8000

(Address, including Zip Code, and Telephone Number, including Area
Code, of Registrant’s Principal Executive Offices)

ADVANCED NEUROMODULATION SYSTEMS, INC.
2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Kenneth G. Hawari
General Counsel and
Executive Vice President — Corporate Development
Advanced Neuromodulation Systems, Inc.
6901 Preston Road
Plano, Texas 75024
(972) 309-8000
(Name, Address, and Telephone Number,
including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered [1]	per Share[2]	Offering Price[2]	Fee[2]

Common Stock, $.05 par value	1,000,000	$36.33	$36,330,000	$4,276.04

Common Stock Rights[3]	1,000,000	N/A	N/A	N/A

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of Common Stock, as reported on the Nasdaq National Market on May 26, 2005, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

(3)	Issuable pursuant to a Shareholder Rights Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”) by Advanced Neuromodulation Systems, Inc. (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed (the “2004 Form 10-K”) and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 9, 2005.

     (b) All other reports filed pursuant to 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2004 Form 10-K.

     (c) The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form SB-2, dated September 28, 1995 (Commission File Number 33-62991), including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Consistent with the Texas Business Corporation Act, the Registrant’s Articles of Incorporation include a provision limiting director liability to the Registrant or its shareholders for monetary damages arising from certain acts or omissions in the director’s capacity as a director. The Articles of Incorporation also provide that to the extent permitted by applicable law, and by resolution or other proper action of the board of directors of the Registrant, the Registrant may indemnify any director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, the Registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-7 of this Registration Statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the

Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, State of Texas, on May 31, 2005.

ADVANCED NEUROMODULATION SYSTEMS, INC.
By:	/s/ Christopher G. Chavez
Christopher G. Chavez
President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

     We, the undersigned officers and directors of Advanced Neuromodulation Systems, Inc., hereby severally constitute and appoint Christopher G. Chavez and F. Robert Merrill III, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, and generally to do all things in our name and behalf in the capacities indicated below to enable Advanced Neuromodulation Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements to the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher G. Chavez	Chief Executive Officer, President and,	May 31, 2005
Director of Advanced Neuromodulation
Christopher G. Chavez	Systems, Inc. (Principal Executive
Officer)

/s/ F. Robert Merrill III	Executive Vice President-Finance,
	Treasurer and Secretary of Advanced	May 31, 2005
F. Robert Merrill III	Neuromodulation Systems, Inc. (Principal
Financial and Accounting Officer)

/s/ Hugh M. Morrison	Chairman of the Board and	May 31, 2005
Director of Advanced Neuromodulation
Hugh M. Morrison	Systems, Inc.

/s/ Robert C. Eberhart	Director of Advanced Neuromodulation	May 31, 2005
Systems, Inc.
Robert C. Eberhart

/s/ Joseph E. Laptewicz Jr.	Director of Advanced Neuromodulation	May 31, 2005
Systems, Inc.
Joseph E. Laptewicz, Jr.

/s/ J. Philip McCormick	Director of Advanced Neuromodulation	May 31, 2005
Systems, Inc.
J. Philip McCormick

/s/ Richard D. Nikolaev	Director of Advanced Neuromodulation	May 31, 2005
Systems, Inc.
Richard D. Nikolaev

/s/ Michael J. Torma	Director of Advanced Neuromodulation	May 31, 2005
Systems, Inc.
Michael J. Torma

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1*	Advanced Neuromodulation Systems, Inc. 2004 Stock Incentive Plan.

4.2	Rights Agreement between Advanced Neuromodulation Systems, Inc. and KeyCorp Shareholder Services, Inc., as Rights Agent dated August 30, 1996 (incorporated by reference from Advanced Neuromodulation Systems, Inc.’s Form 8-K filed with the Commission on September 3, 1996 — File No. 000-10521).

4.3	Amendment to Rights Agreement dated as of January 25, 2002 between Advanced Neuromodulation Systems, Inc. and Computershare Investor Services LLC (formerly KeyCorp Shareholder Services, Inc.)(incorporated by reference from Advanced Neuromodulation Systems, Inc.’s Form 8-K filed with the Commission on January 30, 2002).

5.1*	Opinion of Kenneth G. Hawari

23.1*	Consent of Kenneth G. Hawari (Contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (Contained at page II-6)

*	Filed herewith.